Exhibit 10.1

HYDROGEN PURCHASE AND SALE AGREEMENT
THIS HYDROGEN PURCHASE AND SALE AGREEMENT is entered into and effective as of the 1st day of January, 2017 (“Effective Date”), by and between Coffeyville Resources Refining & Marketing, LLC, a Delaware limited liability company (“Refinery Company”), and Coffeyville Resources Nitrogen Fertilizers, LLC, a Delaware limited liability company (“Fertilizer Company”).
RECITALS
Refinery Company owns and operates the petroleum refinery located at Coffeyville, Kansas, which refinery is shown on Exhibit A hereto (including a recently constructed and operating hydrogen plant and any additions or other modifications made thereto from time to time, the “Refinery”).

Fertilizer Company owns and operates the nitrogen fertilizer complex located adjacent to the Refinery, shown on Exhibit A hereto (including any additions or other modifications made thereto from time to time, and which are collectively referred to herein as the “Fertilizer Plant”).

Refinery Company wishes to sell and Fertilizer Company wishes to purchase a fixed volume of Hydrogen per month that is produced by the Refinery.

Refinery Company has been delivering and Fertilizer Company has been purchasing Hydrogen from the Refinery since November 1, 2016.

In consideration of the premises and the mutual agreements, representations and warranties herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE 1

DEFINITIONS
The following terms have the meanings set forth below, unless the context otherwise dictates, both for purposes of this Agreement and all Exhibits hereto:
“Agreement” means this Hydrogen Purchase and Sale Agreement and the Exhibits hereto, all as the same may be amended, modified or supplemented from time to time.
“Capital Costs” or “CC” has the meaning given such term in Exhibit B.
“Committed Volume” means the minimum monthly volume of Hydrogen set forth in Exhibit “B” that Refinery Company is required to deliver and sell to Fertilizer Company and Fertilizer Company is required to receive and purchase from Refinery Company unless otherwise detailed in the Agreement.

“Dispute” has the meaning given such term in Article 5.

“Easement Agreement” means that Amended and Restated Cross-Easement Agreement between the Parties dated as of April 13, 2011, as amended, restated, modified or replaced from time to time, under which Fertilizer Company and Refinery Company grant each other certain rights to enter upon and use the real property of the other Party for the purposes described therein.
“Effective Date” means the date first above written.
“Excess Volume” means monthly volume of Hydrogen in excess of the Committed Volume that Fertilizer Company purchases from Refinery Company, up to the maximum set forth in Exhibit “B”.
“Fertilizer Plant” has the meaning given such term in the Recitals.
“Fertilizer Company” has the meaning given such term in the introductory paragraph.
“Fertilizer Company Representative” means the plant manager of the Fertilizer Plant or such other person as is designated in writing by Fertilizer Company.
“Fixed Costs” or “FC” has the meaning given such term in Exhibit B.
“Force Majeure” means war (whether declared or undeclared); fire, flood, lightning, earthquake, storm, tornado, or any other act of God; strikes, lockouts or other labor difficulties; civil disturbances, riot, sabotage, terrorist act, accident, any official order or directive, including with respect to condemnation, or industry-wide requirement by any governmental authority or instrumentality thereof, which, in the reasonable judgment of the Party affected, interferes with such Party’s performance under this Agreement; any inability to secure necessary materials and/or services to perform under this Agreement, including, but not limited to, inability to secure materials and/or services by reason of allocations promulgated by governmental agencies; or any other contingency beyond the reasonable control of the affected Party, which interferes with such Party’s performance under this Agreement.
“Hydrogen” means hydrogen in its gaseous form, as described in Exhibit B hereto, all within the tolerances and in compliance with the specifications therein contained.
“Hydrogen Delivery Points” means the points at which the Hydrogen is transferred from Refinery Company to Fertilizer Company and as shown on [Plot Plan A and Drawing D11-0913B] constituting a part of Exhibit A.
“Laws” means all applicable laws, regulations, permits, orders and decrees, including, without limitation, laws, regulations, permits, orders and decrees respecting health, safety and the environment.
“mmscf” means one million scf.
“mmscfd” means one million scf per day.

“mscf” means one thousand scf.
“mscfd” means one thousand scf per day.
“Month” or “Monthly” means a calendar month.
“Monthly Adjusted Fixed Fee” means the fees as detailed in Exhibit B attached hereto.
“Monthly Excess Fee” means the fee as detailed in Exhibit B attached hereto.
“Monthly Fee” means the fee as detailed in Exhibit B attached hereto.
“Monthly Fixed Fee” means the fee as detailed in Exhibit B attached hereto.
“Monthly Variable Fee” means the fee as detailed in Exhibit B attached hereto.
“Natural Gas Price” means the price as detailed in Exhibit B attached hereto.
“Other Variable Costs” or “OVC” means all the variable costs detailed in Exhibit B attached hereto.
“Owner” means Fertilizer Company or Refinery Company, as the context requires.
“Party” and “Parties” means the parties to this Agreement.
“Person” means and includes natural persons, corporations, limited partners, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities.
“Prime Rate” means the prime interest rate as published from time to time in The Wall Street Journal as the base lending rate on corporate loans posted by at least 75% of the 30 largest United States banks.
“Refinery” has the meaning given such term in the Recitals hereto.
“Refinery Company” has the meaning given such term in the introductory paragraph.
“Refinery Company Representative” means the plant manager of Refinery Company or such other person as is designated in writing by Refinery Company.
“RCV” means the actual total monthly volume of Hydrogen, up to the Committed Volume, received by Fertilizer Company from Refinery Company.
“REV” means the actual total monthly Excess Volume received by Fertilizer Company from Refinery Company.
“scf” means standard cubic feet at 60°F and at atmospheric pressure equal to 29.92 inches of mercury absolute, measured by standard sharp edge orifice plate and differential pressure transmitters located at the Fertilizer Plant. The measured flow will be pressure and temperature compensated and totalized by the Fertilizer Plant’s Honeywell process control computer (TDC 3000) or any replacement computer. All transmitter signals and computer calculations are available to Refinery Company through the existing communications bus for verification. Calibration of the transmitters will be done at least annually and may be done more frequently at Refinery Company’s request.
“Term” has the meaning given such term in in Article 3 hereto.
“Transfer” means the sale, exchange, gift or other assignment of rights or interests, whether by specific assignment, merger, consolidation, entity conversion or other disposition, but not including any bona fide pledge or assignment for collateral purpose in connection with any financing.
ARTICLE 2

SALE AND PURCHASE OF HYDROGEN

2.1	Sale and Purchase of Hydrogen.

a.
Committed Volume: Refinery Company agrees to sell and deliver the Committed Volume to Fertilizer Company and Fertilizer Company agrees to purchase and receive the Committed Volume during the Term. The intent of the Parties is that Fertilizer Company will receive 3,000 mscfd of Hydrogen, ratably, from Refinery Company.

i.
In the event Fertilizer Company fails to take delivery of the full Committed Volume, Fertilizer Company remains obligated to pay Refinery Company for the Monthly Fixed Fee and the Monthly Variable Fee (related to the RCV) for the applicable Month.

ii.
In the event Refinery Company fails to deliver any portion of the Committed Volume for the applicable Month (subject to Article 10.2(a) and 13), Fertilizer Company will be entitled to a pro-rata reduction of the Monthly Fixed Fee equal to the portion of the Committed Volume that Refinery Company fails to deliver and will only be required to pay the Monthly Adjusted Fixed Fee and the Monthly Variable Fee (related to RCV).

b.	Excess Volume: Fertilizer Company is hereby granted the option to purchase the Excess Volume from Refinery Company, if available for purchase.

i.
By the 20th day of each Month, Fertilizer Company Representative will provide to Refinery Company Representative a forecast of the amount of Excess Volume Fertilizer Company wishes to purchase and receive for the subsequent Month.

ii.	If the Refinery Company can provide the Excess Volume as detailed in the forecast, then the forecast will be considered a final nomination by the Fertilizer Company for the applicable Month.

iii.	If the Refinery Company cannot provide the Excess Volume as detailed in the forecast, the Parties’ Representative will work to adjust the Excess Volume forecast numbers for the applicable Month and agree to the final nomination volume by Fertilizer Company for the applicable Month.

iv.
If any portion of Excess Volume is anticipated to change during the course of the applicable Month after the nomination has been finalized (subject to Article 2.2, 10.2(a) and 13), the Parties will provide notice to the other as soon as reasonably possible (and in any event within 24 hours) in the event of such changes and the nomination will be adjusted accordingly without penalty to either Party.

d.
Monthly Fee:    Fertilizer Company agrees to pay a Monthly Fee to Refinery Company for the Committed Volume and Excess Volume as detailed in Exhibit B. Except as otherwise provided in this Agreement, Fertilizer Company agrees to pay the Monthly Fixed Fee to Refinery Company, regardless of whether Fertilizer Company receives any Committed Volume for the applicable Month.

2.2    Exceptions

a.
Refinery Company will not be obligated to provide any Excess Volume to Fertilizer Company if such Hydrogen is required, as determined in a commercially reasonable manner by Refinery Company based on its then current or anticipated operation requirements, for the operation of the Refinery.

b.
Refinery Company will not be obligated to provide any Hydrogen to Fertilizer Company if Refinery Company or the board of directors of the general partner of CVR Refining, LP (the sole member of CVR Refining, LLC, the sole member of Refinery Company) determines, in each case in their sole discretion, that such sale of Hydrogen would adversely affect the classification of CVR Refining, LP as a partnership for federal income tax purposes. The Parties agree they will continue to be bound by Section 2.1(a) in the event Refinery Company fails to deliver any portion of the Committed Volume pursuant to this Section 2.2(b).

ARTICLE 3

TERM

3.1
Term. This Agreement will be for an initial term of 20 years (the “Initial Term”) from the Effective Date. This Agreement will be automatically extended following the Initial Term for additional successive five-year renewal periods (each, a “Renewal Term” and together with the Initial Term, the “Term”), unless either party gives 180 days written notice of nonrenewal to the other party prior to end of the Initial Term or the Renewal Term, in which event this Agreement will terminate upon the expiration of the term in which the notice of nonrenewal is given.

3.2	Termination. Notwithstanding Section 3.1, this Agreement may be terminated by mutual agreement of the Parties. This Agreement may also be terminated as follows:

a.
This Agreement may be terminated by one Party (the “Terminating Party”) upon notice to the other Party (the “Breaching Party”), following the occurrence of an Event of Breach with respect to the Breaching Party. For purposes hereof, an “Event of Breach” occurs when both of the following exist: (i)  a breach of this Agreement by the Breaching Party has not been cured by such Breaching Party within 30 days after receipt of written notice thereof from the Terminating Party or, in the case of a breach that is not reasonably feasible to effect a cure within said 30-day period, within 90 days after such receipt provided that the Breaching Party diligently prosecutes the cure of such breach; and (ii) the breach materially and adversely affects the Terminating Party.

b.
This Agreement may be terminated by Refinery Company if it is unable to provide Fertilizer with the Committed Volume purusant to Section 2.2.b.; provided, notice of such termination must be provided as soon as reasonably practicable.

c.
This Agreement may be terminated by Refinery Company effective as of the permanent termination of substantially all of the operations at the Refinery (with no intent by Refinery Company or its successor to recommence operations at the Refinery); provided, however, that notice of such permanent termination of operations must be provided by Refinery Company to Fertilizer Company at least 12 months prior to such permanent termination.

d.
This Agreement may be terminated by Fertilizer Company effective as of the permanent termination of substantially all of the fertilizer production operations at the Fertilizer Plant (with no intent by Fertilizer Company or its successor to recommence operations at the Fertilizer Plant); provided, however, that notice of such permanent termination of operations must be provided by Fertilizer Company to Refinery Company at least 12 months prior to such permanent termination.

e.
This Agreement may be terminated by one Party upon notice to the other Party following (i) the appointment of a receiver for such other Party or any part of its property, (ii) a general assignment by such other Party for the benefit of creditors of such other Party, or (iii) the commencement of a proceeding under any bankruptcy, insolvency, reorganization, arrangement or other law relating to the relief of debtors by or against such other Party; provided, however, that if any such appointment or proceeding is initiated without the consent or application of such other Party, such appointment or proceeding will not constitute a termination event under this Agreement until the same has remained in effect for 60 days.

3.3	Effects of Expiration or Termination. Refinery Company and Fertilizer Company agree that upon and after expiration or termination of this Agreement:

a.	Fertilizer Company will remain obligated to make any payment due to Refinery Company hereunder for the Monthly Fee up to the date of expiration or termination.

b.	Refinery Company will remain obligated to sell and delivery Hydrogen to Fertilizer Company up to the date of expiration or termination.

c.	Liabilities of any Party arising from any act, breach or occurrence prior to termination will remain with such Party.

d.	The Parties’ rights and obligations under Sections 10.1 and 10.4 and Articles 5,6, 7, 8, 9 11 and 15 will survive the expiration or termination of this Agreement.
ARTICLE 4

PAYMENT
4.1    Payment. Any fees payable hereunder will be represented by an invoice provided by Refinery Company to Fertilizer Company. All such invoices will be submitted monthly and set forth sufficient detail to reflect the determination of the amount payable hereunder. Unless otherwise indicated, all such invoices will be due net 15 days from receipt of the invoice. Fertilizer Company will make payment in full of the amount due under each invoice in strict compliance with the payment terms as set forth in this Agreement without any deduction for any discount or credits, contra or setoffs of any kind or amount whatsoever unless expressly authorized in writing by Refinery Company prior to the payment date relating to such invoice(s).
4.2    Delinquencies. To the extent any amount payable under this Agreement is not paid when due, then in addition to the amount payable and in addition to all other available rights and remedies, the applicable Party will be obligated to pay interest on such amount payable from and after the due date for such payment until such payment is made at a rate of interest per annum equal to three percent above the Prime Rate (the “Late Payment Rate”).
ARTICLE 5

DISPUTES
5.1    Resolution of Disputes. The Parties will in good faith attempt to resolve promptly and amicably any dispute between the Parties arising out of or relating to this Agreement (each a “Dispute”) pursuant to this Article. The Parties will first submit the Dispute to the Fertilizer Company Representative and Refinery Company Representative, who will then meet within 15 days to resolve the Dispute. If the Dispute has not been resolved within 45 days after the submission of the Dispute to the Fertilizer Company Representative and the Refinery Company Representative, the Dispute will be submitted to a mutually agreed non-binding mediation. The costs and expenses of the mediator will be borne equally by the Parties, and the Parties will pay their own respective attorneys’ fees and other costs. If the Dispute is not resolved by mediation within 90 days after the Dispute is first submitted to the Refinery Company Representative and the Fertilizer Company Representative as provided above, then the Parties may exercise all available remedies.
ARTICLE 6

INDEMNIFICATION
6.1    Indemnification Obligations. Each of the Parties (each, an “Indemnitor”) will indemnify, defend and hold the other Party and its respective officers, directors, members, managers and employees (each, an “Indemnitee”) harmless from and against all liabilities, obligations, claims, losses, damages, penalties, deficiencies, causes of action, costs and expenses, including, without limitation, attorneys’ fees and expenses (collectively, “Losses”) imposed upon, incurred by or asserted against the person seeking indemnification that are caused by, are attributable to, result from or arise out of the breach of this Agreement by the Indemnitor or the negligence or willful misconduct of the Indemnitor, or of any officers, directors, members, managers, employees, agents, contractors and/or subcontractors acting for or on behalf of the Indemnitor. Any indemnification obligation pursuant to this Article 6 with respect to any particular Losses will be reduced by all amounts actually recovered by the Indemnitee from third parties, or from applicable insurance coverage, with respect to such Losses. Upon making any payment to any Indemnitee, the Indemnitor will be subrogated to all rights of the Indemnitee against any third party in respect of the Losses to which such payment relates, and such Indemnitee will execute upon request all instruments reasonably necessary to evidence and perfect such subrogation rights. If the Indemnitee receives any amounts from any third party or under applicable insurance coverage subsequent to an indemnification payment by the Indemnitor, then such Indemnitee will promptly reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification payment up to the amount received by the Indemnitee, net of any expenses incurred by such Indemnitee in collecting such amount.
6.2    Indemnification Procedures.

a.
Promptly after receipt by an Indemnitee of notice of the commencement of any action that may result in a claim for indemnification pursuant to this Article 6, the Indemnitee will notify the Indemnitor in writing within 30 days thereafter; provided, however, that any omission to so notify the Indemnitor will not relieve it of any liability for indemnification hereunder as to the particular item for which indemnification may then be sought (except to the extent that the failure to give notice has been materially prejudicial to the Indemnitor) nor from any other liability that it may have to any Indemnitee. The Indemnitor will have the right to assume sole and exclusive control of the defense of any claim for indemnification pursuant to this Article 6, including the choice and direction of any legal counsel.

b.
An Indemnitee will have the right to engage separate legal counsel in any action as to which indemnification may be sought under any provision of this Agreement and to participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of such Indemnitee unless (i) the Indemnitor has agreed in writing to pay such fees and expenses, (ii) the Indemnitor has failed to assume the defense thereof and engage legal counsel within a reasonable period of time after being given the notice required above, or (iii) the Indemnitee has been advised by its legal counsel that representation of such Indemnitee and other parties by the same legal counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same legal counsel has been proposed) due to actual or potential conflicts of interests between them. It is understood, however, that to the extent more than one Indemnitee is entitled to engage separate legal counsel at the Indemnitor’s expense pursuant to clause (iii) above, the Indemnitor will, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys at any time for all such Indemnitees having the same or substantially similar claims against the Indemnitor, unless but only to the extent the Indemnitees have actual or potential conflicting interests with each other.

c.
The Indemnitor is not liable for any settlement of any action effected without its written consent, but if settled with such written consent, or if there is a final judgment against the Indemnitee in any such action, the Indemnitor agrees to indemnify and hold harmless the Indemnitee to the extent provided above from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment.

ARTICLE 7

ASSIGNMENT
This Agreement will extend to and be binding upon the Parties hereto, their successors and permitted assigns. Either Party may assign its rights and obligations hereunder solely (i) to an affiliate under common control with the assigning Party, provided that any such assignment requires the prior written consent of the other Party hereto (such consent not to be unreasonably withheld or delayed), and provided that the applicable assignee agrees, in a written instrument delivered to (and reasonably acceptable to) such other Party, to be fully bound hereby, or (ii) to a Party’s lenders for collateral security purposes, provided that in the case of any such assignment each Party agrees (x) to cooperate with the lenders in connection with the execution and delivery of a customary form of lender consent to assignment of contract rights and (y) any delay or other inability of a Party to timely perform hereunder due to a restriction imposed under the applicable credit agreement or any collateral document in connection therewith will not constitute a breach hereunder. In addition, each Party agrees that it will assign its rights and obligations hereunder to a transferee acquiring all or substantially all of the equity in or assets of the assigning Party related to the Refinery or Fertilizer Plant (as applicable), which transferee must be approved in writing by the non-assigning Party (such approval not to be unreasonably withheld or delayed) and must agree in writing (with the non-assigning Party) to be fully bound hereby.
ARTICLE 8

GOVERNING LAW AND VENUE
THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KANSAS WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SAID STATE. THE PARTIES AGREE THAT ANY ACTION BROUGHT IN CONNECTION WITH THIS AGREEMENT MAY BE MAINTAINED IN ANY COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF KANSAS, AND EACH PARTY AGREES TO SUBMIT PERSONALLY TO THE JURISDICTION OF ANY SUCH COURT AND HEREBY WAIVES THE DEFENSES OF FORUM NON-CONVENIENS OR IMPROPER VENUE WITH RESPECT TO ANY ACTION BROUGHT IN ANY SUCH COURT IN CONNECTION WITH THIS AGREEMENT.

ARTICLE 9

LIMITATION OF LIABILITY
In no event, whether based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise, will either Party, its employees, suppliers or subcontractors, be liable for loss of profits or revenue or special, incidental, exemplary, punitive or consequential damages; provided, however, that the foregoing limitation does not preclude recourse to any insurance coverage maintained by the Parties pursuant to the requirements of this Agreement or otherwise.
ARTICLE 10

OPERATION OF FERTILIZER PLANT AND REFINERY
10.1     Cooperation. Refinery Company and Fertilizer Company will cause their respective personnel located at the Refinery and the Fertilizer Plant to fully cooperate with, and comply with the reasonable requests of, the other Party and its employees, agents and contractors to support such other Party’s operations in a safe and efficient manner; provided, however, that nothing in this Section requires the expenditure of any monies other than may otherwise be required elsewhere in this Agreement.
10.2    Suspension of Hydrogen.

a.
Temporary Suspension of Hydrogen for Planned Repairs/Maintenance. Delivery of Hydrogen by Refinery Company may be temporarily suspended by either Party during and for such periods of time as are necessary to carry out scheduled maintenance or scheduled necessary repairs or improvements to the Refinery or Fertilizer Plant (which include each Party’s planned turnaround schedule), as the case may be (each, a “Temporary Service Suspension”). In connection with any such Temporary Service Suspension, Refinery Company or Fertilizer Company (as applicable) may elect to reduce, interrupt, allocate, alter or change the sale or purchase of the Committed Volume that is required hereunder, provided that, the applicable Party will deliver reasonable advance notice to the other Party of any planned Temporary Service Suspension, including relevant details relating to the proposed reduction, interruption, allocation, alteration or change in the Hydrogen delivery and acceptance as a result of the Temporary Service Suspension. Upon the occurrence and during the continuation of Temporary Service Suspension, the parties will cooperate to attempt to arrange for Hydrogen to be furnished to the other Party or to minimize or reduce the effect of such Temporary Service Suspension on the applicable Party’s operations. In the event of a Temporary Service Suspension, Fertilizer Plant will continue to be bound to Section 2.1(c).

b.
Unscheduled Emergency Repairs or Maintenance. The Parties will provide notice to the other as soon as reasonably possible (and in any event within 24 hours) in the event of any emergency repair or unplanned required maintenance that is affecting or will affect the delivery of Hydrogen under this Agreement (“Unplanned Temporary Service Suspension”). Each Party will use commercially reasonable efforts to complete any such emergency repairs in a timely manner and to resume the delivery of Hydrogen as soon as practicable. The Parties agree they will continue to be bound by Section 2.1(a) in the event of an Unplanned Temporary Service Suspension.
10.3    Priority Supply. Fertilizer Company will have priority over third parties with respect to any Hydrogen to be made available by Refinery Company under this Agreement, provided that, to the extent that purchase of Hydrogen is discretionary on the part of Fertilizer Company and Fertilizer Company has not purchased from Refinery Company the quantity of the Hydrogen that is presently available from Refinery Company, then Refinery Company may offer and sell such available Hydrogen to a third party so long as Refinery Company first gives to Fertilizer Company written notice of such prospective offer and sale and the option to purchase such Hydrogen on the terms provided in this Agreement with respect to such available Hydrogen, provided that Fertilizer Company exercises such option by written notice to Refinery Company within five days following the date Refinery Company gives its written notice to Fertilizer Company with respect to the available Hydrogen.
10.4    Audit and Inspection Rights. Refinery Company and Fertilizer Company each (“Requesting Party”) have the right, upon reasonable written notice to the other Party (“Other Party”), to audit, examine and inspect, at reasonable times and locations, all documentation, records, equipment, facilities, and other items owned or under the control of the Other Party that are reasonably related to the Hydrogen provided for under this Agreement, solely for the purpose of confirming the measurement or pricing of, or tolerances or specifications of, Hydrogen, confirming compliance and performance by the Other Party, or exercising any rights of the Requesting Party, under this Agreement.
ARTICLE 11

NOTICES
Any notice, request, correspondence, information, consent or other communication to any of the Parties required or permitted under this Agreement will be in writing (including facsimile), will be given by personal service or by facsimile, overnight courier service, or certified mail with postage prepaid, return receipt requested, and properly addressed to such Party and is effective upon receipt. For purposes hereof the proper address of the Parties will be the address stated beneath the corresponding Party’s name below, or at the most recent address given to the other Parties hereto by notice in accordance with this Article:

If to Refinery Company, to:	With a copy to:
Coffeyville Resources Refining & Marketing, LLC 400 N. Linden St., P.O. Box 1566 Coffeyville, Kansas 67337 Attention: Executive Vice President, Refining Operations Facsimile: (620) 251-1456	John R. Walter Senior Vice President and General Counsel Coffeyville Resources Refining & Marketing, LLC 10 E. Cambridge Circle, Ste. 250 Kansas City, Kansas 66103 Facsimile: (913) 982-0976
If to Fertilizer Company, to:	With a copy to:
Coffeyville Resources Nitrogen Fertilizers, LLC 701 E. Martin St., P.O. Box 5000 Coffeyville, Kansas 67337 Attention: Vice President, Operations Facsimile: (620) 252-4357	John R. Walter Senior Vice President and General Counsel Coffeyville Resources Nitrogen Fertilizers, LLC 10 E. Cambridge Circle, Ste. 250 Kansas City, Kansas 66103 Facsimile: (913) 982-0976

or such other address(es) as either Party designates by registered or certified mail addressed to the other Party.
ARTICLE 12

EXHIBITS
All of the Exhibits attached hereto are incorporated herein and made a part of this Agreement by reference thereto.
ARTICLE 13

FORCE MAJEURE
Neither Party will be liable to the other for failure of or delay in performance hereunder (except for the payment of amounts due for Committed Volume hereunder) to the extent that the failure or delay is due to Force Majeure. Performance under this Agreement will be suspended (except for the payment of amounts due for Committed Volume hereunder) during the period of Force Majeure to the extent made necessary by the Force Majeure. No failure of or delay in performance pursuant to this Article will operate to extend the term of this Agreement. Performance under this Agreement will resume to the extent made possible by the end or amelioration of the Force Majeure event.
Upon the occurrence of any event of Force Majeure, the Party claiming Force Majeure will notify the other Party promptly in writing of such event and, to the extent possible, inform the other Party of the expected duration of the Force Majeure event and the performance to be affected by the event of Force Majeure under this Agreement. Each Party will designate a person with the power to represent such Party with respect to the event of Force Majeure. The Party claiming Force

Majeure will use commercially reasonable efforts, in cooperation with the other Party and such Party’s designee, to diligently and expeditiously end or ameliorate the Force Majeure event. In this regard, the Parties will confer and cooperate with one another in determining the most cost-effective and appropriate action to be taken. If the Parties are unable to agree upon such determination, the matter will be determined by dispute resolution in accordance with Article 5.
ARTICLE 14

INSURANCE

14.1	Minimum Insurance. During the term of this Agreement, Refinery Company and Fertilizer Company will each carry the minimum insurance described below.

a.	Workers’ compensation with no less than the minimum limits as required by applicable law.

b.	Employer’s liability insurance with not less than the following minimum limits:

i.	Bodily injury by accident - $1,000,000 each accident;

ii.	Bodily injury by disease - $1,000,000 each employee; and

iii.	Bodily injury by disease - $1,000,000 policy limit.

c.
Commercial general liability insurance on ISO form CG 00 01 10 93 or an equivalent form covering liability from premises, operations, independent contractor, property damage, bodily injury, personal injury, products, completed operations and liability assumed under an insured contract, all on an occurrence basis, with limits of liability of not less than $1,000,000 combined single limits.

d.
Automobile liability insurance, on each and every unit of automobile equipment, whether owned, non-owned, hired, operated, or used by Refinery Company or Fertilizer Company or their employees, agents, contractors and/or their subcontractors covering injury, including death, and property damage, in an amount of not less than $1,000,000 per accident.

e.	Umbrella or excess liability insurance in the amount of $10,000,000 covering the risks and in excess of the limits set for in subsections 14.1.b., c. and d. above.
14.2    Additional Insurance Requirements. Refinery Company and Fertilizer Company will each abide by the following additional insurance requirements with respect to all insurance policies required by Section 14.1, as follows:

a.
All insurance policies purchased and maintained in compliance with subsection 14.1.c., d. and e. above by one party (the “Insuring Party”), as well as any other excess and/or umbrella insurance policies maintained by the Insuring Party, will name the other party and their collective directors, officers, partners, members, managers, general partners, agents, and employees as additional insureds, with respect to any claims related to losses caused by the Insuring Party’s business activities or premises. Those policies referred to in subsection

14.1.c will be endorsed to provide that the coverage provided by the Insuring Party’s insurance carriers will always be primary coverage and non-contributing with respect to any insurance carried by the other Party with respect to any claims related to liability or losses caused by the Insuring Party’s business activities or premises.

b.
Those policies referred to in Section 14.1, and in subsection 14.2.e., will be endorsed to provide that underwriters and insurance companies of each of Refinery Company and Fertilizer Company will not have any right of subrogation against the other Party or any of such other Party’s directors, officers, members, managers, general partners, agents, employees, contractors, subcontractors, or insurers.

c.
Those policies referred to in subsection 14.1 will be endorsed to provide that 30 days prior written notice be given to the other Party in the event of cancellation, no-payment of premium, or material change in the policies.

d.
Each of Refinery Company and Fertilizer Company will furnish the other, prior to the commencement of any operations under this Agreement, with a certificate or certificates, properly executed by its insurance carrier(s), showing all the insurance described in subsection 14.1 to be in full force and effect.

e.	Refinery Company and Fertilizer Company will each be responsible for its own property and business interruption insurance.

f.
Notwithstanding the foregoing, the Parties acknowledge and agree that the insurance required by this Agreement may be purchased and maintained jointly by the Parties or their affiliates. If such insurance is purchased and maintained jointly and each Party is a named insured thereunder, then the requirements of Section 14.2.a. – e. will be deemed waived by the Parties.

ARTICLE 15

MISCELLANEOUS

15.1	Confidentiality.

a.
During the course of the Parties’ performance hereunder, the Parties acknowledge and agree that each of them may receive or have access to confidential information of the other Party (“Confidential Information”). “Confidential Information” of a Party (“First Party”) includes any and all information relating to its business, including, but not limited to, inventions, concepts, designs, processes, specifications, schematics, equipment, reaction mechanisms, processing techniques, formulations, chemical compositions, technical information, drawings, diagrams, software (including source code), hardware, control systems, research, test results, plant layout, feasibility studies, procedures or standards, know-how, manuals, patent information, the identity of or information concerning current and prospective customers, suppliers, consultants, licensors, licensees, contractors, subcontractors and/or other agents, financial and sales information, current or planned commercial activities, business strategies, records, marketing plans, or other information relating to its business activities or operations and those of its affiliates, customers, suppliers, consultants, licensors, contractors, subcontractors, agents and/or any others to whom such First Party owes a duty of confidentiality, which (i) is identified in writing as “Confidential,” “Restricted,” “Proprietary Information” or other similar marking, or (ii) is known by the other Party (the “Second Party”) to be considered confidential or proprietary, or (iii) should be known or understood to be confidential or proprietary by an individual exercising reasonable commercial judgment in the circumstances.

b.
Confidential Information of a First Party does not include information to the extent such information: (i) is or becomes generally available to and/or known by the public through no fault of the Second Party, or (ii) is or becomes generally available to the Second Party on a non-confidential basis from a source other than the First Party or its representatives, provided that such source was not known to the Second Party to be bound by a confidentiality agreement with the First Party, or (iii) was previously known to the Second Party or its affiliates as evidenced by written records, or (iv) is or was independently developed, as evidenced by written records, by or on behalf of the Second Party or its affiliates by individuals who did not directly or indirectly receive relevant Confidential Information of the First Party. Specific disclosures will not be deemed to be within the foregoing exceptions merely because they are embraced by more general information within the exceptions. In addition, any combination of features disclosed will not be deemed to be within the foregoing exceptions merely because individual features may be within the exceptions.

c.
The Parties agree that: (i) as between the Parties, a First Party’s Confidential Information will remain the exclusive property of such First Party, and (ii) the Second Party will use the First Party’s Confidential Information solely for purposes of performing such Second Party’s obligations under this Agreement (the “Purpose”), and for no other reason, and (iii) the Second Party will limit its disclosure of the First Party’s Confidential Information to those of its affiliates, employees, agents and other third parties with a “need-to-know” such information for the Purpose and will not disclose the Confidential Information (in whole or in part) to any other party, and (iv) the Second Party will ensure that any affiliates, employees, agents or other third parties to whom the First Party’s Confidential Information is disclosed are obligated in writing to abide by confidentiality and non-use restrictions at least as stringent as those set forth in this Agreement, and (v) the Second Party will protect the Confidential Information of the First Party to the same extent the Second Party protects its own like trade secrets and confidential information, but in no event less than commercially reasonable care.

d.
In the event a Second Party receives a request or is required by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process or legal requirement to disclose all or any part of the First Party’s Confidential Information, the Second Party agrees to (i) immediately notify the First Party in writing of the existence, terms and circumstances surrounding such a request or requirement, and (ii) assist the First Party in seeking a protective order or other appropriate remedy satisfactory to the First Party (at the expense of the First Party). In the event that such protective order or other remedy is not obtained (or the First Party waives compliance with the provisions hereof), (x) the Second Party may disclose that portion of the First Party’s Confidential Information which it is legally required to disclose, and (y) the Second Party will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information to be disclosed, and (z) the Second Party will give written notice to First Party of the information to be so disclosed as far in advance of its disclosure as practicable. In addition, a Second Party may disclose all or any part of the First Party’s Confidential Information to the Second Party’s funding sources and their representatives, provided that Second Party will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information to be disclosed, and the Second Party will give written notice to First Party of the information to be so disclosed as far in advance of its disclosure as practicable.

e.
The parties agree that any violation of this Section 15.1 by a Second Party or any affiliates, employees, agents or other third parties to whom the Confidential Information of First Party is disclosed may be enforced by the First Party by obtaining injunctive or specific relief from a court of competent jurisdiction. Such relief is cumulative and not exclusive of any other remedies available to the First Party at law or in equity, including, but not limited to, damages and reasonable attorneys’ fees.

15.2	Headings. The headings used in this Agreement are for convenience only and do not constitute a part of this Agreement.

15.3
Independent Contractors. The Parties acknowledge and agree that neither Party, by reason of this Agreement, will be an agent, employee or representative of the other with respect to any matters relating to this Agreement, unless specifically provided to the contrary in writing by the other Party. This Agreement will not be deemed to create a partnership or joint venture of any kind between Refinery Company and Fertilizer Company.

15.4
Ancillary Documentation, Amendments and Waiver. The Parties may, from time to time, use purchase orders, acknowledgments or other instruments to order, acknowledge or specify delivery times, suspensions, quantities or other similar specific matters concerning the delivery and purchase of Hydrogen hereunder, but the same are intended for convenience and record purposes only and any provisions which may be contained therein are not intended to (nor will they serve to) add to or otherwise amend or modify any provision of this Agreement, even if signed or accepted on behalf of either Party with or without qualification. This Agreement may not be amended, modified or waived except by a writing signed by all parties to this Agreement that specifically references this Agreement and specifically provides for an amendment, modification or waiver of this Agreement. No waiver of or failure or omission to enforce any provision of this Agreement or any claim or right arising hereunder will be deemed to be a waiver of any other provision of this Agreement or any other claim or right arising hereunder.

15.5
Construction and Severability. Every covenant, term and provision of this Agreement will be construed simply according to its fair meaning and in accordance with industry standards and not strictly for or against either Party. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity will not affect the validity or legality of the remainder of this Agreement.

15.6
Waiver. The waiver by either Party of any breach of any term, covenant or condition contained in this Agreement will not be deemed to be a waiver of such term, covenant or condition or of any subsequent breach of the same or of any other term, covenant or condition contained in this Agreement. No term, covenant or condition of this Agreement will be deemed to have been waived unless such waiver is in writing.

15.7	No Third Party Beneficiaries. The Parties each acknowledge and agree that there are no third party beneficiaries having rights under or with respect to this Agreement.

15.8
Entire Agreement. This Agreement, including all Exhibits hereto, constitutes the entire, integrated agreement between the Parties regarding the subject matter hereof and supersedes any and all prior and contemporaneous agreements (including the Original Agreement), representations and understandings of the Parties, whether written or oral, regarding the subject matter hereof.

[signature page follows]

Signature Page
to
Hydrogen Sale and Purchase Agreement

The Parties have executed and delivered this Agreement as of the date first above set forth.

COFFEYVILLE RESOURCES REFINING & MARKETING, LLC	COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC

By: /s/ Robert W. Haugen	By: /s/ Mark A. Pytosh
Name: Robert W. Haugen Title: Executive Vice President, Refining Operations	Name: Mark A. Pytosh Title: Chief Executive Officer and President

EXHIBIT A
FACILITIES DESCRIPTION

The Fertilizer Plant is shown on Plot Plan A attached hereto.
The Hydrogen Delivery Points are shown on Plot Plan A and Drawing D11-0913B attached hereto.
The Refinery is shown on Plot Plan A attached hereto.
The Hydrogen Plan is shown on Plot Plan A attached hereto.

EXHIBIT B
ANALYSIS, SPECIFICATIONS AND PRICING FOR HYDROGEN

Hydrogen
- Gaseous
- Purity	not less than 99.9 mol.%
- Flow
- Pressure	450 psig ± 30 psi
- Carbon Monoxide	less than 10 ppm
- Carbon Dioxide	less than 10 ppm
- Committed Volume	90,000 mscf of Hydrogen per Month with the intent of providing 3,000 mscfd, ratably, to Fertilizer Company
- Excess Volume	Up to 60,000 mscf of Hydrogen per Month, or more upon mutual agreement of the parties, with the intent of providing up to an additional 2,000 mscfd to the Fertilizer Company.
- Monthly Fee	Fertilizer Company will pay Refinery Company a Monthly Fee equal to the sum of the: • Monthly Fixed Fee, plus • Monthly Variable Fee, plus • Monthly Excess Fee.
- Monthly Fixed Fee
The initial Monthly Fixed Fee is $185,400.
The Monthly Fixed Fee is equal to all Fixed Costs and Capital Costs associated with producing 90,000 mscf of Hydrogen per Month (see the formula below).

Monthly Fixed Fee = (FC + CC) * 90,000 mscf per Month

Monthly Fixed Fee ($185,400.00) = Fixed and Capital Costs for Committed Volume (initially $2.060/mscf Hydrogen) * Committed Volume (90,000 mscf of Hydrogen per Month)
The Parties agree that after the Initial Term and during any Renewal Term, the Monthly Fixed Fee will be reduced to $56,250.00 which equals the Fixed Costs associated with producing 90,000 mscf of Hydrogen per Month (see the formula below).
Monthly Fixed Fee = FC * 90,000 mscf per Month
Monthly Fixed Fee ($56,250.00) = Fixed Costs for Committed Volume (initially $0.625/mscf Hydrogen) * Committed Volume (903,000 mscf per Month)

- Fixed Costs or FC	Initially $0.625 / mscf of Hydrogen or the fixed costs of producing one mscf of Hydrogen
- Capital Costs or CC	$1.435 / mscf of Hydrogen or the capital costs of producing one mscf of Hydrogen
- Monthly Variable Fee
The Monthly Variable Fee is equal to the total monthly mscf of Hydrogen received by Fertilizer Company (up to the Committed Volume) (“RCV”) multiplied by the sum of 52% of the Natural Gas Price plus Other Variable Costs per mscf (see the formula below). [Note: 52% is used based upon the estimate of 11,180 mscfd of natural gas needed (for feed and furnace) to produce 21,500 mscfd of Hydrogen.]

Monthly Variable Fee = RCV * [(NGP * .52) + OVC]

Therefore, if Fertilizer Company received the entire Committed Volume and the Natural Gas Price was $3.00, the Monthly Variable Fee would be $100,800.

Monthly Variable Fee ($100,800) = RCV (90,000 mscf per Month) * [(NGP*.52) + OVC] [($3.00*.52) - $0.44]

- Monthly Excess Fee
The Monthly Excess Fee is equal to the total monthly Excess Volume received by Fertilizer Company (“REV”) multiplied by the sum of 52% of the Natural Gas Price plus Other Variable Costs and Fixed Costs per mscf (see the formula below).

Monthly Excess Fee = REV * [(NGP * .52) + OVC + FC]

Therefore, if Fertilizer Company received the maximum Excess Volume and the Natural Gas Price was $3.00, the Monthly Excess Fee would be $104,700.

Monthly Excess Fee ($104,700) = REV (60,000 mscf per Month) * [(NGP*.52) + OVC+FC] [($3.00*.52) - $0.44 + $0.625]

- Monthly Adjusted Fixed Fee
The Monthly Adjusted Fixed Fee is equal to the Monthly Fixed Fee multiplied by a fraction, the numerator of which is the RCV for the applicable Month and the denominator of which is the Committed Volume.
Monthly Adjusted Fixed Fee = Monthly Fixed Fee * (RCV/Committed Volume)
Example 1: If the CCR is down in the Refinery for 20 days and for the remaining 10 days of the applicable Month, Fertilizer Company receives a total of 50,000 mscf of Hydrogen for the applicable Month, Fertilizer Company pay a Monthly Adjusted Fix Fee of $103,000.
Monthly Adjusted Fixed Fee = 185,400 * (50,000 mscf/90,000 mscf) = $103,000
Example 2: If the CCR is down in the Refinery for 10 days in the applicable Month and for the remaining 20 days of the applicable Month, Fertilizer Company receives a total of 100,000 mscf of Hydrogen for the applicable Month, then Fertilizer Company will not receive a pro-rata reduction and be required to pay the full Monthly Fixed Fee and Monthly Variable Fee and Monthly Excess Fee.

- Natural Gas Price or NGP	Natural gas measured at a per mmbtu rate based on the price for natural gas actually paid by Refinery Company for the month preceding the sale.
- Other Variable Costs or OVC	-$0.44 The sum of the steam benefit (-$0.54) plus power costs ($0.03) plus chemical costs ($0.07).
- Escalation
The Fixed Costs set forth in this Exhibit B are subject to change annually commencing January 1, 2018 and each anniversary thereafter. The Fixed Costs will be adjusted using the Bureau of Labor Statistics (“BLS”) Employment Costs Index Average for Private Industry Workers (all workers) published in December of the previous year.

For example, if the Fixed Costs for 2017 is $.0625 and the BLS index published for December 2016 is 2.0% (not a real value), the 2018 Fixed Costs would be calculated as follows:

2018 FC = 2017 FC + 2017 FC(2016 BLS Index published in December 2016)

2018 FC = .0625 + .0625(2%) = .06375

- Flow measurement
All Hydrogen flows will be measured by a standard sharp edge orifice plate and differential pressure transmitter located at the Fertilizer Plant. The measured flow will be pressure and temperature compensated and totalized by Fertilizer Plant’s Honeywell process control computer (TDC 3000) or any replacement computer. All transmitter signals and computer calculations are available to Refinery Company through the existing communications bus for verification. Calibration of the transmitter will be done at least annually and may be done more frequently at Refinery Company’s request.